EXHIBIT 99.1

        Express Scripts and National Prescription Administrators Announce
                              Acquisition Agreement


     ST. LOUIS, February 6, 2002--Express Scripts, Inc. (Nasdaq: ESRX) announced today it has signed a definitive agreement to acquire the capital stock of National Prescription Administrators, Inc., Central Fill Inc., CFI of New Jersey, Inc., NPA NY IPA, Inc., and certain real estate and equipment owned by a limited partnership, together comprising the business of NPA for a net purchase price of $515 million. NPA, headquartered in East Hanover, New Jersey, is the largest, privately held independent, full-service pharmacy benefit manager. The transaction is expected to close at the end of the first quarter of 2002, subject to customary closing conditions and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The acquisition is expected to add 4 cents to Express Scripts' 2002 diluted earnings per share.

     The acquisition delivers a number of strategic benefits to both companies and the customers they serve, including greater scale and diversity of membership and specialized, complementary service capabilities. NPA, which manages approximately $2.5 billion in annual drug spend primarily for union and government populations in the Northeast, processes approximately 42 million retail network claims and 3 million mail pharmacy claims, through two mail facilities. NPA's standards for overall service and performance are among the highest in the industry as evidenced by industry-recognized surveys.

         "NPA has a 20-year track record of success and a strong reputation in our industry, and we're very pleased to have it join Express Scripts," said Barrett Toan, chairman and chief executive officer. "Richard Ullman and his team have built a business anchored in superior customer service, constant innovation and strong values. Our two companies' strengths are complementary. Express Scripts serves primarily large employers, managed care organizations, insurance carriers and third-party administrators, while NPA has developed a leading position serving union and government populations."

         "Express Scripts shares our independent values and commitment to service," said Richard Ullman, chief executive officer of NPA. "It's apparent that their approach to integrating new companies focuses on best practices. I can think of no other PBM better equipped than Express Scripts to work with our clients and continue the tradition of service that we bring to the organization. Our clients and employees will benefit from our combined expertise, capabilities and commitment to their sectors."

         Express Scripts expects to finance the acquisition with cash on hand, bank debt, and issue approximately 552,000 shares of its common stock. The company will file an Internal Revenue Code ss.338(h)(10) election. This has the effect of treating the transaction as an asset purchase for tax purposes, which will provide a tax benefit to Express Scripts of approximately $90 million on a present value basis.

         Express Scripts expects the acquisition to add $2.1 billion to revenues on a full year basis, or $1.6 billion in 2002 assuming an April, 1, 2002 closing. The acquisition is expected to add approximately $30 million to Express Scripts' 2002 EBITDA, after deducting merger-related costs. After debt service charges, depreciation and amortization expenses, taxes and assuming an April 1, 2002 closing, the acquisition is expected to add 4 cents to 2002 diluted earnings per share.

         Express Scripts will hold an investor conference call on February 6, 2002 at 12:00 p.m. CST to discuss its fourth quarter 2001 earnings and the acquisition of NPA. The call will be broadcast live as well as replayed through the Internet. The webcast can be accessed through the Investor Relations section of Express Scripts' website at http://www.express-scripts.com .

         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America. Together with NPA, the company will provide PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

         National Prescription Administrators, Inc.(R) (NPA) is the largest independent, privately owned pharmacy benefit managers providing services to clients for over 20 years. NPA offers a full range of PBM services including network pharmacy claims processing, mail pharmacy services, benefit design, and clinical and intervention programs. NPA provides superior value through the delivery of the highest level of customer service, utilization management and innovation.
NPA's website can be found at http://www.npa.com
                              -------------------


SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
o risks associated with our acquisitions of Phoenix and NPA, including integration risks and costs, risks of client retention, and risks associated with the operations of acquired businesses

o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs

o continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

o competition, including price competition, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

o the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers

o adverse results in litigation, including a pending case challenging Express Scripts' business practices under the Employee Retirement Income Security Act (ERISA)

o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

o risks associated with our ability to continue to develop new products, services and delivery channels

o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit

o increase in credit risk relative to our clients due to adverse economic trends

o other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.